Prudential Home Mortgage (logo)

					     The Prudential Home Mortgage
					     Company, Inc.
					     7485 New Horizon Way
					     Frederick,  MD 21701
					     (301) 696-7900




December 31, 1995


As of and for the year ended December 31, 1995, The Prudential Home Mortgage Company, Inc. had complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers with respect to its mortgage servicing operations. As of and for the same period, The Prudential Home Mortgage Company, Inc. had in effect a fidelity bond and errors and omissions policy in the amount of $178 million.



				   /s/Marvin Moskowitz
				   Marvin Moskowitz
				   Chief Executive Officer and Director


				   /s/Jerry Halbrook
				   Jerry Halbrook
				   Executive Vice President, Senior
				   Financial Officer & Controller


				   /s/Brian Bartlett
				   Brian Bartlett
				   Vice President






	  An Affiliate of The Prudential Insurance Company of America doing business as P.H. Mortgage Company, Inc. in Ohio